Exhibit 2.1

ADDENDUM II to

Share Purchase and Transfer Agreement

Between

CHRISTIAN UNTERSEER (Seller 1)

CUTV GmbH (Seller 2)

CUNEO AG (Seller 3)

And

BRAND ENGAGEMENT NETWORK, INC. (Buyer)

Whereas, the Parties have entered into a Share Purchase and Transfer Agreement dated 29 October 2024 (“SPA”) which provides in Section 12.4.2 for the Parties’ right to withdraw from the SPA if certain conditions have not been met or certain actions have not been taken.

Whereas, according to Section 10 SPA, in the period until the Scheduled Closing Date, Sellers shall take all actions reasonably required to achieve that on the Scheduled Closing Date Cataneo and its Affiliates will have available, as owners, if applicable, or based on valid and enforceable lease, license or similar agreements, all assets, rights, employees, systems, contracts and services required by them in order to continue after the Closing to conduct their business in the ordinary course as currently conducted. As set forth in Exhibit 10.1 lit. a) SPA the Sellers agree that, between the date of the SPA and the Effective Date or the earlier termination of the SPA (“Interim Period”) (i) the Seller shall conduct their respective businesses in the ordinary course of business and (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization. The Sellers shall not and shall not cause Cataneo during the Interim Period to do various actions as set forth in Exhibit 10.1 lit. b) SPA without the prior written consent of Buyer.

Whereas, the Parties have entered into an Addendum to the SPA dated 06. February 2025 (“Addendum”) in which the Parties have agreed on a temporary suspension of Sellers’ Right to withdraw for a certain period of time in case Buyer pays to Sellers a Down Payment 1 and Additional Down Payments. The first of such Additional Down Payment had to be made by 28. February 2025, covering the period until 31. March 2025. The second of such Additional Down Payment had to be made by 31. March 2025, covering the period until 30. April 2025. Sellers’ right to withdraw should re-enter into force upon either (a) failure of Buyer to pay Down Payment 1 or any Additional Down Payment when due, or (b) on 30. April 2025. Buyer paid the Down Payment 1 and the first Additional Down Payment in full when due. As Buyer did not pay the second Additional Down Payment (covering the period between 01. April 2025 until 30. April 2025) in full when due, the period for the temporary suspension of the Sellers’ right to withdraw has lapsed. In any case, the temporary suspension of the Sellers’ right to withdraw has lapsed on 30. April 2025. Therefore, Sellers’ right to withdraw from the SPA pursuant to Section 12.4.2 SPA has re-entered into force.

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Now therefore, the Parties agree to the following Addendum II to the SPA (“Addendum II”):

1.	Waiver of Buyer’s Right to consent in business of Cataneo and its Affiliates

Buyer hereby waives its right to prior consent to the actions as set forth in Exhibit 10.1 lit. b) i) through xi) SPA. Therefore, Sellers may and may cause Cataneo during the Interim Period to do those various actions as set forth in Exhibit 10.1 lit. b) i) through xi) SPA without the prior written consent of Buyer.

2.	Temporary Suspension of Sellers’ Right to Withdraw

Sellers hereby temporarily suspend their right to withdraw from the SPA pursuant to Section 12.4.2 SPA until 30 June 2025. Sellers’ right to withdraw from the SPA pursuant to Section 12.4.2 SPA shall re-enter into force on 30 June 2025.

3.	Governing Law

This Addendum II shall be construed in accordance with, and governed by, German Law, excluding the German conflict of Law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

4.	Continued Validity of the SPA

Unless expressly otherwise provided in this Addendum II, (a) all provisions of the SPA and its Exhibits shall continue in full force and effect, (b) any reference to a Section is a reference to a Section in the SPA, (c) all definitions set forth in the SPA, and (d) all provisions of the Addendum shall also apply to this Addendum II.

[Signature Page Follows]

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Signatures

Munich, 26/5/25	Munich, 26/5/25
(Place, date)	(Place, date)

/s/ Christian Unterseer	/s/ Christian Unterseer
Christian Unterseer	CUTV GmbH

Christian Unterseer, MD
(Name in block capitals, function)

Munich, 26/5/25	Santa Monica, CA 25/5/25
(Place, date)	(Place, date)

/s/ Michael Wolfle	/s/ James D. Henderson, Jr.
CUNEO AG	Brand Engagement Network, Inc.

Michael Wolfle, CEO	JAMES D, HENDERSON, JR., CORPORATE COUNSEL

(Name in block capitals, function)	(Name in block capitals, function)

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